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                                                                   EXHIBIT 10.33

                                 (OXFORD LOGO)

                                                                   April 2, 2003

Mr. Hans van Houte, VP, Finance and Administration
GeneCraft, Inc.
601 Union Street
Suite 4200
Seattle, WA 98101

Dear Hans:

     Oxford Finance Corporation is pleased to provide the following loan proposal to GeneCraft, Inc. for laboratory and other internal use assets, subject to terms and conditions embodied in formal loan agreements, which shall include but not be limited to the following terms and conditions:

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Borrower:                         GeneCraft, Inc.

Lender:                           Oxford Finance Corporation

Equipment:                        Laboratory, computers and other equipment for
                                  the internal use of Borrower as summarized in Attachment A ("Equipment"). Equipment must be acceptable to Lender.

Total Loan Amount:                $1,700,000

Funding Dates:                    April 2003 through April 2004

Terms: Each Schedule shall have a fixed term of 42 months for laboratory equipment, and 36 months for other collateral categories.

Loan Payment Rates:               2.7764% of the Loan Amount per month for 42
                                  months, or 3.1720% of the Loan Amount per month for 36 months.

Payment Rate Implicit Interest:   8.83% for 42 and 36 months.

Periodicity:                      Monthly, in advance. First and last payments
                                  up front.
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       133 NORTH FAIRFAX STREET, ALEXANDRIA, VIRGINIA 22314, 703-519-4900

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Mr. Hans van Houte
April 2, 2003
Page 2


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Index Basis:                      The three-year Treasury Bill Weekly Average
                                  rate of 2.08% as published in Federal Reserve statistical release H.15 (519) on March 31, 2003.

Payment Commencements:            First day of the month following a Schedule
                                  funding.

Stock Warrants:                   Borrower shall issue to Lender warrants for
                                  the purchase of preferred stock equal to two percent (2.0%) of the first $1,000,000 of the actual Loan Amount using a share strike price equal to the Series A preferred round price per share. Borrower shall issue to Lender warrants for the purchase of preferred stock equal to three percent (3.0%) of the second
                                  $700,000 of the actual funded Loan Amount (pro rata) using a share strike price equal to the Series A preferred round price per share.

Documentation:                    Loan and warrant documentation provided by
                                  Lender containing terms generally accepted in the industry and mutually agreeable to both
                                  Lender and Borrower.

Facility Fee:                     Borrower will provide a $15,000 Facility Fee
                                  to Lender upon execution of this proposal letter. Lender will retain $5,000 of the Facility Fee after loan facility approval to cover associated costs. The remaining $10,000 will be applied to the first monthly debt payment. Should the Lender not issue an approval to provide funding, the Facility Fee, less any transaction Costs, will be returned.

Option to Invest:                 Borrower will allow Lender, or its affiliate,
                                  the option of providing an equity capital contribution to the Borrower up to $250,000 in a future, Series B private equity investment round of at least $10,000,000, subordinate to all of the investment rights of the Series A shareholders, at the going price per share.
                                  The election to invest in Borrower will be at Lender's sole discretion.

Rate Adjustment:                  The effective Loan Rate will remain fixed for
                                  the duration of each Term. Prior to Schedule
                                  funding, Lender may adjust the Loan Rate in
                                  order to maintain its originally anticipated
                                  rate of return if there is an increase in the
                                  yield
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Mr. Hans van Houte
April 2, 2003
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                                  on the U.S. Treasury Bills, as quoted in the
                                  Federal Reserve statistical release H.15
                                  (519), from the Index Basis specified in this proposal letter.

Costs: Borrower shall be responsible for all costs and expenses relating to the transaction, including, without limitation, extraordinary attorneys' and appraisal fees, lien search, inspection and filing fees relating to the preparation, execution and recording of all documents.

Management Assistance:            Lender will make available to Borrower
                                  significant managerial assistance, including equipment tracking and financing, cash flow and expense management, and general financing opportunities.

Expiration:                       This loan proposal will expire if a signed
                                  copy of this proposal letter is not received
                                  by Oxford on or before April 31, 2003.
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Mr. Hans van Houte
April 2, 2003
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     This proposal letter, the collateral described, and any terms and conditions of the loan or warrant agreements, are subject to final review and approval by Oxford Finance Corporation and its Executive Credit Team, and is not a commitment to provide financing. Any material adverse change in Borrower's financial condition may render this proposal or established loan line null and void, at the sole discretion of Lender. Neither party shall have any obligation or liability to the other with respect to funding against collateral under this proposal in the above-described transaction until a binding Loan Agreement satisfactory to all parties has been executed.

     Oxford Finance Corporation welcomes the opportunity to be of service to GeneCraft, Inc. We look forward to working with you.

                                        Sincerely,


                                        /s/ Christopher A. Herr
                                        ----------------------------------------
                                        OXFORD FINANCE CORPORATION
                                        Christopher A. Herr


ACKNOWLEDGED AND AGREED:

GeneCraft, Inc.


By: /s/ Johannes van Houte
    ---------------------------------
Title: VP, Finance & Administration
Date: April 30, 2003